UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2011

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-31987	84-1477939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Court, Suite 1330
Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 855-2177

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 20, 2011, Hilltop Holdings Inc. (“Hilltop”) and Oak Hill Capital Partners III, L.P., and Oak Hill Capital Management Partners III, L.P. (“Oak Hill” and collectively with Hilltop, the “Investors”) entered into a funding agreement (the “Funding Agreement”) with SWS Group, Inc. (“SWS”), pursuant to which, simultaneously upon the satisfaction or waiver of the conditions of the Funding Agreement:

•                  The Investors will extend a senior unsecured loan to SWS in aggregate principal amount of $100,000,000 pursuant to a credit agreement (the “Credit Agreement”), which loan will bear interest of 8.0% per annum, is prepayable by SWS subject to certain conditions after three years, and has a maturity of five years.  SWS has agreed to contribute on the closing date at least $80 million of the loan proceeds to its federally-chartered savings bank, Southwest Securities, FSB, unless the Investors agree otherwise.

•                  SWS will issue to each of the Investors a warrant (the “Warrant”) to purchase 8,695,652 shares of SWS common stock, $0.10 par value per share, (the “SWS Common Stock”) exercisable at a price of $5.75 per share subject to anti-dilution adjustments.

•                  The Investors and SWS will enter into an investor rights agreement (the “Investor Rights Agreement”), whereby SWS will appoint one representative of each Investor to its board of directors and which provides the Investors certain other observer, preemptive and registration rights, subject to ongoing ownership thresholds set forth in the Investor Rights Agreement.

Completion of the proposed transaction is subject to a number of conditions, which include the receipt of regulatory approvals, including confirmation from applicable regulatory bodies that the Investors will not “control” SWS under applicable regulations upon completion of the proposed transaction, approval by the shareholders of SWS of the issuance of the Warrant, maintenance by SWS of $2,250,000 in certain specified deposits (including money market funds), as defined in the Funding Agreement, absence of a material adverse effect on SWS and other customary conditions.

The Funding Agreement contains customary covenants requiring SWS to operate the business in the ordinary course and to refrain from taking certain specified actions until the earlier of the funding of the loan or termination of the Funding Agreement.  Simultaneously with executing the Funding Agreement, SWS reimbursed the Investors for $1,000,000 of the Investors’ expenses incurred in conducting due diligence of SWS and negotiating transaction documentation and has agreed to reimburse the Investors for an additional $250,000 of expenses upon the termination of the Funding Agreement in specified circumstances.  In addition, if the Funding Agreement is terminated after an alternative transaction proposal is made for SWS and SWS enters into an agreement or completes an alternative transaction within 12 months of such termination, SWS is generally required to pay the Investors a termination fee of $3,500,000 (less the $250,000 referenced in the previous sentence, if already paid).

The foregoing description of the Funding Agreement does not purport to be complete and is qualified in its entirety by reference to the Funding Agreement, which is filed as Exhibit 10.1 hereto, and the exhibits to the Funding Agreement, which include the Credit Agreement, the Warrant and the Investor Rights Agreement.  The Funding Agreement and its exhibits are incorporated into this report by reference.  The Funding Agreement and the above description of the Funding Agreement have been included to provide investors and security holders with information regarding the terms of the Funding Agreement.  They are not intended to provide any other factual information about Hilltop or its subsidiaries and affiliates or any of the other parties thereto or any of their respective subsidiaries or affiliates.

Item 8.01  Other Events.

SWS issued a press release with respect to the proposed transaction with the Investors, which is furnished as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits.

(d)         Exhibits.

The following exhibits are filed or furnished, depending on the relative item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K and Instruction B.2 to this form.

Exhibit Number	Description of Exhibit
10.1	Funding Agreement, dated as of March 20, 2011 between SWS Group, Inc., Hilltop Holdings Inc., Oak Hill Capital Partners III, L.P., and Oak Hill Capital Management Partners III, L.P.*
99.1	SWS Press Release dated March 21, 2011.

*	Schedules and attachments have been omitted but will be provided to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hilltop Holdings Inc.,
a Maryland corporation

Date:	March 21, 2011	By:	/s/ Corey Prestidge
			Name:	Corey G. Prestidge
			Title:	General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Funding Agreement, dated as of March 20, 2011 between SWS Group, Inc., Hilltop Holdings Inc., Oak Hill Capital Partners III, L.P., and Oak Hill Capital Management Partners III, L.P.*
99.1	SWS Press Release dated March 21, 2011.

*	Schedules and attachments have been omitted but will be provided to the Commission upon request.

Exhibit Index